Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated this February 28, 2020 (the “Effective Date”), is entered into by and between USA Technologies, Inc., a Pennsylvania corporation, (the “Corporation”), and Donald W. Layden, Jr. (the “Executive”).

WHEREAS, Executive and the Corporation previously entered into a letter agreement dated October 17, 2019, under which the Executive served as the Corporation’s interim Chief Executive Officer (the “Prior Employment Agreement”); and

WHEREAS, the Board of Directors of the Corporation (the “Board”) wishes to have the Executive serve as the Corporation’s President and Chief Executive Officer on an ongoing rather than an interim basis and the Executive has agreed to serve in that capacity, and therefore the Corporation and the Executive (collectively, the “Parties”) desire to enter into this Agreement, which shall have the effect of superseding the Prior Employment Agreement, which shall be of no further force and effect, and to set forth the terms by which the Executive shall act as the Corporation’s President and Chief Executive Officer.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:

1.	EMPLOYMENT

The Corporation hereby agrees to employ the Executive as the Corporation’s President and Chief Executive Officer, upon the terms and conditions herein contained, and the Executive hereby agrees to such employment and to serve as the Corporation’s President and Chief Executive Officer, and to perform the duties and functions customarily performed by the President and Chief Executive Officer of a publicly traded corporation.

In such capacity, the Executive shall report to the Corporation’s Board of Directors (the “Board”), and shall have the powers and responsibilities set forth in the Corporation’s By-Laws as well as such additional powers and responsibilities consistent with his position as the Board may assign to him.

So long as the Executive serves as the Corporation’s President and Chief Executive Officer, the Executive will be expected to devote his full working time and attention to the business of the Company, and he will not render services to any other business without the prior approval of the Board. Notwithstanding the foregoing, the Executive may manage personal investments, participate in civic, charitable, and professional activities (including serving on boards and committees), and, subject to prior approval by the Board, serve on the board of directors (and any committees) and/or as an advisor of other for-profit companies, provided that such activities do not at the time the activity or activities commence or thereafter (i) create an actual or potential business or fiduciary conflict of interest, or (ii) individually or in the aggregate, interfere materially with the performance of his duties to the Corporation.

The Executive shall continue to serve as a member of the Board.  While this Agreement is in effect, the Corporation agrees to nominate the Executive to serve as a member of the Board.  The Executive shall not receive any compensation for service on the Board in addition to the compensation and benefits set forth in this Agreement so long as this Agreement is in effect.

2.	DURATION OF AGREEMENT

This Agreement, together with the Executive’s employment with the Corporation, may be terminated by either Party at any time by providing advance written notice to the other Party of no less than three (3) months.  This Agreement shall automatically terminate at the end of the Executive’s employment with the Corporation, with the exception of the Corporation’s obligations that arise in connection with the Executive’s termination of employment.  Notwithstanding the foregoing, in the event of a Change in Corporate Control (as defined in Section 6 below), the Corporation (or an entity that may control the Corporation or any successor in interest to the Corporation) may not terminate this Agreement for at least thirteen (13) months after the time that the Change in Corporate Control occurs. For avoidance of doubt, the delivery of timely advance written notice by the Corporation shall not allow it to avoid the payments of amounts due under Sections 5 or 6 hereof if the requirements of the applicable section are otherwise satisfied at or prior to the time that this Agreement terminates. Furthermore, the Corporation shall be entitled to terminate this Agreement and the Executive’s employment immediately for any reason, subject to the obligations of the Corporation under Sections 5 and 6 of this Agreement.  Upon termination of the Executive’s employment hereunder for any reason, unless otherwise expressly provided by the Board, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Corporation or any of its affiliates.

3.	BASE COMPENSATION AND BONUS

(a)          The Executive shall receive annual base compensation in the amount of $700,000 (“Base Compensation”).  Such amounts shall be payable in substantially equal periodic installments in accordance with the Corporation’s customary payroll practices.  While this Agreement is in effect, the Compensation Committee of the Board (the “Compensation Committee”) shall review the Executive’s Base Compensation at annual intervals, and may increase (but not decrease) the Executive’s annual Base Compensation from time to time.

(b)          The Executive shall also be eligible to receive an annual incentive cash bonus for each fiscal year of the Corporation ending while this Agreement is in effect with a target bonus amount equal to 100% of the Executive’s Base Compensation, with the actual amount of such bonus to be determined by the Compensation Committee, using such performance measures as the Compensation Committee deems to be appropriate.  Such bonus, if any, shall be paid to the Executive no later than sixty (60) days after the end of the fiscal year to which the bonus relates. Such annual bonus will be subject to the terms of any Corporation bonus plan under which it is granted and (ii) in order to be eligible to receive an annual bonus, the Executive must be employed by the Corporation on the last day of the applicable fiscal year.  With respect to the Corporation’s fiscal year ending in 2020, such bonus shall be prorated for the portion of such fiscal year beginning on the Effective Date and ending on June 30, 2020.

4.	ADDITIONAL COMPENSATION AND BENEFITS

The Executive shall receive the following additional compensation and welfare and fringe benefits.

(a)          Long-Term Incentives.  The Executive shall be eligible to participate in the Corporation’s 2018 Equity Incentive Plan (“2018 EIP”), or any other equity compensation plan adopted by the Corporation, as shall be determined by the Compensation Committee.  Within an administratively reasonable period of time following the Effective Date, the Executive shall receive a Restricted Stock Award (as defined under the 2018 EIP) for that number of shares of the Corporation’s common stock equal to $1.5 million on the date of grant, rounded to the nearest whole share.  Such Restricted Stock Award shall vest 25% on the first anniversary of the Effective Date, and the remaining 75% shall vest in equal quarterly installments over a period of three years beginning on the first anniversary of the Effective Date and ending on the fourth anniversary of the Effective Date, so long as the Executive provides services continuously to the Corporation from the date of grant of such award until the applicable vesting date, and shall be documented using the Corporation’s standard form of Restricted Stock Award agreement.  The Executive understands and agrees that he shall not be eligible to be considered for any future grant of an equity-based long-term incentive award until following the completion of the Corporation’s 2021 fiscal year.

(b)          Employee Benefits.  While this Agreement is in effect, subject to satisfaction of any applicable eligibility requirements, the Executive will continue to be eligible to participate in any employee benefit plan that the Corporation has adopted or may adopt, maintain, or contribute to for the benefit of its executive officers, which includes health insurance, disability insurance, life insurance, and a section 401(k) tax-qualified retirement plan.  The Executive will be eligible to earn paid time off benefits in accordance with the Corporation’s paid time off policy.  The Corporation reserves the right to amend, modify or terminate any of its benefit plans, policies, or programs at any time and for any reason.

The Corporation shall continue to indemnify the Executive in accordance with the terms of the Executive’s existing indemnification agreement with the Corporation and the Corporation’s Bylaws.

(c)          Business Expenses.  The Corporation shall reimburse the Executive for all reasonable expenses he incurs in promoting the Corporation’s business, including expenses for travel and similar items, upon presentation by the Executive from time to time of an itemized account of such expenditures in accordance with the Corporation’s established business expense reimbursement policy and applicable law.  Following Executive’s termination of employment, any expense reimbursement requests must be submitted no later than sixty (60) days following such termination.

5.	PAYMENTS UPON TERMINATION

(a)          Termination without Cause or Termination by Executive for Good Reason (as defined below).  If the Executive’s employment is terminated by the Corporation without Cause (but not including due to death or disability) or terminated by the Executive for Good Reason while this Agreement is in effect, the Executive shall be entitled to the following:

(i)          Accrued Benefits.

(A)          Base Compensation accrued through the date of termination, based on the number of days in such year that had elapsed as of the termination date;

(B)          any accrued but unpaid paid time off through the date of termination;

(C)          any bonuses earned but unpaid with respect to fiscal years or other completed bonus periods preceding the termination date;

(D)          any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan; and

(E)          any business expense reimbursements owed to the Executive.

Such amounts shall be referred to herein as the “Accrued Benefits”.  All payments of Accrued Benefits shall be made within thirty (30) days following the date of such termination and within any shorter time period required by law, except that any business expense reimbursement shall be paid no later than thirty (30) days following the date that the written request for reimbursement has been submitted to the Corporation in accordance with the Corporation’s policy on such topic and any amounts payable under (D) above shall be paid in accordance with the terms of the applicable plan.

(ii)          Severance Benefits.  In addition to the Accrued Benefits, the Executive shall be entitled to the following benefits.

(A)          a series of semi-monthly severance payments for eighteen (18) months (the “Severance Period”), each in an amount equal to one-twenty fourth (1/24th) of the sum of (I) the Executive’s Base Compensation, as in effect on the date of termination, and (II) the Executive’s target annual cash bonus opportunity at the time of termination, in either case disregarding any reductions in Base Compensation or target bonus opportunity that provided the basis for the Executive’s resignation for “Good Reason”, to be paid in accordance with the Corporation’s normal payroll practices;

(B)          all of the Executive’s unvested compensatory stock awards, whether options, restricted stock or otherwise, shall become vested on a prorated basis, based on a fraction, the numerator of which is the number of days from the commencement of the vesting period to the date of the Executive’s termination of employment and the denominator of which is the total number of days in the vesting period, and the resulting number of vested shares of the Corporation’s common stock shall be rounded to the next higher whole share of the Corporation’s common stock and any outstanding stock options shall remain exercisable for six (6) months following the Executive’s termination of employment (or such longer period of time, if any, as may be set forth in the stock option agreement documenting such stock option); and

(C)          continued coverage under any group health plan maintained by the Corporation in which the Executive participated at the time of his termination for the period during which the Executive elects to receive continuation coverage under Section 4980B of the Code at an after-tax cost to the Executive comparable to the cost that the Executive would have incurred for the same coverage had he remained employed during such period.

Such benefits shall be referred to as the “Severance Benefits”.

Notwithstanding anything in the 2018 EIP, or any other plan, program or arrangement sponsored by the Corporation, the Severance Benefits are subject to a waiver and general release of claims in favor of the Corporation, in a form substantially the same as the Corporation’s standard form of release used in connection with the termination of employment of an employee of the Corporation, that is executed by the Executive and which becomes irrevocable within sixty (60) days following the date of such termination.  All equity-based payments, settlements or other actions taken to carry out the terms of this Agreement under subsection (B) shall be completed no later than thirty (30) days following the date on which the Executive’s release becomes effective.  The payments set forth in subsection (A) shall commence on the 60th day following the day of such termination.

For purposes of this Agreement, “Cause” shall mean: (1) any action by the Executive involving willful disloyalty to the Corporation, such as embezzlement, fraud, misappropriation of corporate assets; (2) the Executive being convicted of a felony; (3) the Executive being convicted of any crime or offense that is not a felony but was (x) committed in connection with the performance of his duties hereunder or (y) involved moral turpitude; or (4) the intentional and willful failure by the Executive to substantially perform his duties hereunder as directed by the Board (other than any such failure resulting from the Executive’s incapacity due to physical or mental disability) after a demand for substantial performance is made by the Board.  A termination of employment shall not be deemed for Cause unless and until (x) there shall have been delivered to the Executive a notice describing in reasonable detail the particulars giving rise to a termination for Cause, and (y) in the case of termination pursuant to clause (4) above, if no cure has occurred by the fifteenth (15th) day after notice was received by the Executive.

For purposes of this Agreement, “Good Reason” shall mean: (1) the assignment of Executive to a position other than the President and Chief Executive Officer of the Corporation; (2) the assignment of duties materially inconsistent with such position if such change in assignment constitutes (x) a material diminution in the Executive’s total compensation opportunity, authority, duties or responsibilities or (y) a change in the reporting structure such that the Executive is directed to report to anyone other than the Board; (3) the relocation of the Executive’s principal place of business by a distance of more than fifty (50) miles, which principal place of business as of the Effective Date is Milwaukee, Wisconsin; or (4) a material breach by the Corporation of this Agreement; provided, however, Executive must not have consented to any such act or omission that could give rise to a claim for “Good Reason”, the Executive must have notified the Corporation in writing within the first thirty (30) days following the occurrence of any of the foregoing events and the Corporation must have failed to substantially cure such breach within thirty (30) days following its receipt of such notice from the Executive; and provided further, the Executive must have resigned under this paragraph within ninety (90) days following the occurrence of the event.

(b)          Termination for Cause.  If the Executive’s employment is terminated by the Corporation for Cause, the Executive shall be entitled to the Accrued Benefits.

(c)          Voluntary Termination or Resignation by the Executive.  If the Executive voluntarily terminates or resigns his employment other than for Good Reason, the Executive shall be entitled to the Accrued Benefits.

(d)          Cooperation. The parties agree that certain matters in which the Executive will be involved while serving as the Corporation’s President and Chief Executive Officer may necessitate the Executive’s cooperation in the future.  Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall endeavor to cooperate with the Corporation in connection with matters arising out of the Executive’s service to the Corporation; provided that, the Corporation shall collaborate with the Executive to minimize disruption of the Executive’s other activities.  The Corporation shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and in the event that substantial amounts of the Executive’s time is involved, the Corporation and the Executive shall agree on commercially reasonable compensation.

6.	CHANGE IN CORPORATE CONTROL

(a)           If at any time upon, or during the period of thirteen (13) consecutive months following, the occurrence of a Change in Corporate Control (as defined below), and while this Agreement is in effect, the Executive is involuntarily terminated (other than for Cause), or resigns his employment for Good Reason, the Executive shall be entitled to the Accrued Benefits and also the following benefits:

(i)          a lump sum payment equal to 2.5 times the sum of (A) the Executive’s Base Compensation, as in effect on the date of termination, and (B) the Executive’s target annual cash bonus opportunity at the time of termination, in either case disregarding any reductions in Base Compensation or target bonus opportunity that provided the basis for the Executive’s resignation for “Good Reason”;

(ii)         all of the Executive’s unvested compensatory stock awards, whether options, restricted stock or otherwise, shall become fully vested and any outstanding stock options shall remain exercisable for six (6) months following the Executive’s termination of employment (or such longer period of time, if any, as may be set forth in the stock option agreement documenting such stock option); and

(iii)         continued coverage under any group health plan maintained by the Corporation in which the Executive participated at the time of his termination for the period during which the Executive elects to receive continuation coverage under Section 4980B of the Code at an after-tax cost to the Executive comparable to the cost that the Executive would have incurred for the same coverage had he remained employed during such period.

The benefits set forth in subsections (i), (ii) and (iii) above shall be subject to a waiver and general release of claims in favor of the Corporation, in a form substantially the same as the Corporation’s standard form of release used in connection with the termination of employment of an employee of the Corporation, that is executed by the Executive and which becomes irrevocable within sixty (60) days following the date of such termination of such termination.  All equity-based payments, settlements or other actions taken to carry out the terms of this Agreement under subsection (ii) shall be completed no later than thirty (30) days following the date on which the Executive’s release becomes effective.  The payments set forth in subsection (i) shall commence on the 60th day following the day of such termination.

(b)          For purposes of this Agreement, a “Change in Corporate Control” shall have the following meaning.

(i)          the acquisition by any person, entity or group required to file (or which would be required to file if the Corporation had been subject to such provisions) a Schedule 13D or Schedule 14d-1 promulgated under the Securities Exchange Act of 1934, as amended (the ”Exchange Act”) or any acquisition by any person entitled to file (or which would be entitled to file if the Corporation had been subject to such provisions) a Form 13G under the Exchange Act with respect to such acquisition of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 51% or more of  the Company’s then-outstanding voting securities entitled to vote generally in the election of  directors (the “Outstanding Shares”); provided that a person, entity or group shall not be deemed  to “beneficially own” any security under this clause (i) as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding arises solely from a revocable proxy, agent designation or consent given in response to a public proxy, agent designation or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act, including the disclosure requirements of Schedule 14A thereunder; or

(ii)  (A) the consummation of a merger, reorganization, or consolidation of the Corporation with any other entity, whether or not the Corporation is the surviving entity in such transaction; (B) the approval by the shareholders of a plan or proposal for the liquidation or dissolution of the Corporation; or (C) the sale, transfer, lease or other disposition of all or substantially all of the assets of the Corporation (hereinafter collectively, a “Business Combination”).

Notwithstanding subsection (ii) above, and other than in connection with a liquidation or dissolution of the Company referred to in subsection (ii)(B) above, a Business Combination described in subsection (ii)  above shall not constitute a Change in Corporate Control if, following such Business Combination:  (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 51% of the Outstanding Shares of the entity resulting from such business combination (including without limitation, an entity which as a result of such transactions owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries); and  (B) no person owns, directly or indirectly, 49% or more of the Outstanding Shares of the entity resulting from such Business Combination except for intermediate holding companies of the ultimate parent entity or to the extent that such ownership existed prior to the Business Combination.

Notwithstanding the foregoing, if a Change in Corporate Control constitutes a payment event with respect to any benefits that provides for the deferral of compensation that is subject to Section 409A of the Code, then, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subparagraph (i) or (ii) above, with respect to such benefits, shall only constitute a Change in Corporate Control for purposes of the payment timing of such benefits if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5).

(c)          Notwithstanding anything else in this Agreement to the contrary, in the event that it shall be determined that any payments or distributions by the Corporation to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (together, the “Payments”) would constitute “parachute payments” within the meaning of Section 280G of the Code, then the Payments shall be payable either in (i) full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to the excise tax imposed under Section 4999 of the Code, such that the Executive shall receive the greater, on an after-tax basis, of either (i) or (ii) above, as determined by an independent accountant or tax advisor (“Independent Tax Advisor”) selected by the Corporation.  In the event that the Payments are to be reduced pursuant to this Section 6(c), such Payments shall be reduced as determined by the Independent Tax Advisor such that the reduction of compensation to be provided to or for the benefit of the Executive as a result of this Section 6(c) is minimized and to effectuate that, Payments shall be reduced (i) by first reducing or eliminating the portion of such Payments which is not payable in cash (other than that portion of such payments that is subject to clause (iii) below), (ii) then by reducing or eliminating cash Payments (other than that portion of such Payments subject to clause (iii) below) and (iii) then by reducing or eliminating the portion of such Payments (whether or not payable in cash) to which Treas. Reg. §1.280G-1 Q/A 24(c) (or any successor provision thereto) applies, in each case in reverse order beginning with Payments which are to be paid the farthest in time from the date of the transaction constituting a change in ownership of the Corporation within the meaning of Section 280G of the Code.  Any reductions made pursuant to this Section 6(c) shall be made in a manner consistent with the requirements of Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

7.	WITHHOLDING AND SECTION 409A COMPLIANCE

(a)          The Corporation shall, to the fullest extent not prohibited by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.

(b)          This Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption thereunder, and shall be interpreted and construed consistently with such intent.  The payments to the Executive pursuant to this Agreement are intended to be exempt from Section 409A of the Code to the maximum extent possible, under the separation pay exemption, as short-term deferrals, or otherwise.  For purposes of Section 409A of the Code, each installment payment provided under this Agreement shall be treated as a separate payment.  In the event the terms of this Agreement would subject the Executive to additional income taxes, interest or penalties under Section 409A of the Code (“409A Penalties”), the Corporation and the Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible.  To the extent any amounts under this Agreement are payable by reference to Executive’s “termination,” “termination of employment,” or similar phrases, such term shall be deemed to refer to the Executive’s “separation from service” (as defined in Section 409A of the Code).  Notwithstanding any other provision in this Agreement, including but not limited to Sections 5 and 6, if the Executive is a “specified employee” (as defined in Section 409A(a)(2)(b)(i)), then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Executive’s separation from service, and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Executive’s separation from service, such payment shall be delayed and paid to the Executive, on the first day of the first calendar month beginning at least six months following the date of termination, or, if earlier, within ninety (90) days following the Executive’s death to the Executive’s surviving spouse (or such other beneficiary as the Executive may designate in writing).  Any reimbursement or advancement payable to the Executive pursuant to this Agreement shall be conditioned on the submission by the Executive of all expense reports reasonably required by the Corporation under any applicable expense reimbursement policy, and shall be paid to the Executive within thirty (30) days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense.  Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year.  The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

8.	PROTECTION OF CONFIDENTIAL INFORMATION

The Executive hereby agrees that, during his employment with the Corporation and thereafter, he shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (defined below).  The Executive further agrees that, upon the date of the Executive’s termination, all Confidential Information in his possession that is in written or other tangible form shall be returned to the Corporation and shall not be retained by the Executive or furnished to any third party, in any form except as provided herein.  Notwithstanding the foregoing, this Section 9 shall not apply to Confidential Information that (i) was publicly known at the time of disclosure to the Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Corporation by the Executive, (iii) is lawfully disclosed to the Executive by a third party, or (iv) is required to be disclosed by law or by any court, arbitrator or administrative or legislative body with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information.  As used in this Agreement, Confidential Information means, without limitation, any non-public confidential or proprietary information disclosed to Executive or known by the Executive as a consequence of or through the Executive’s relationship with the Corporation, in any form, including electronic media.  Confidential Information also includes, but is not limited to the Corporation’s business plans and financial information, marketing plans, and business opportunities.  Nothing herein shall limit in any way any obligation the Executive may have relating to Confidential Information under any other agreement or promise to the Corporation.

The Executive specifically acknowledges that all such Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of the Executive and whether compiled by the Corporation, and/or the Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Corporation to maintain the secrecy of such information, that such information is the sole property of the Corporation and that any retention and use of such information by the Executive during his employment with the Corporation (except in the course of performing his duties and obligations to the Corporation) or after the termination of his employment shall constitute a misappropriation of the Corporation’s trade secrets.

The Executive agrees that Confidential Information gained by the Executive during the Executive’s association with the Corporation, has been developed by the Corporation through substantial expenditures of time, effort and money and constitute valuable and unique property of the Corporation.  The Executive recognizes that because his work for the Corporation will bring him into contact with confidential and proprietary information of the Corporation, the restrictions of this Section 8 are required for the reasonable protection of the Corporation and its investments and for the Corporation’s reliance on and confidence in the Executive.  The Executive further understands and agrees that the foregoing makes it necessary for the protection of the Corporation’s business that the Executive not compete with the Corporation during his employment with the Corporation, as further provided in the following Section 9.

9.	RESTRICTIVE COVENANTS

(a)          During the Executive’s employment as President and Chief Executive Officer, he will be prohibited from competing within any geographic area in which the Corporation’s business was conducted as of the date of this Agreement including but not limited to, delivering services or products to unattended retail locations, and including any related production, promotion, marketing, or sales activities. The term “competing” means acting, directly or indirectly, as a partner, principal, stockholder, joint venture, associate, independent contractor, creditor of, consultant, trustee, lessor to, sub-lessor to, employee or agent of, or to have any other involvement with, any person, firm, corporation, or other business organization which is engaged in the businesses described in this section. For any and all purposes of this Section 9(a), references to the Corporation shall mean and include any affiliate (as such term is defined in Rule 144 under the Securities Act of 1933, as amended) of the Corporation, whether on the date of this Agreement or in the future, including but not limited to, Cantaloupe Systems, Inc.

(b)          For a one-year period following the termination of the Executive’s employment for any reason, the Executive will not (a) directly or indirectly, solicit for hire for any business entity other than the Corporation, any person employed by the Corporation as of the date of termination of this Agreement; or (b) directly or indirectly interfere with the Corporation’s relations with any person employed by the Corporation as of the date of termination of this Agreement.  Such restriction shall not limit any employee or candidate responding to a general job posting. For all purposes of this Section 9(b), references to the Corporation shall mean and include any affiliate (as such term is defined in Rule 144 under the Securities Act of 1933, as amended) of the Corporation, whether on the date of this Agreement or in the future, including but not limited to, Cantaloupe Systems, Inc.

(c)          For a one-year period following the termination of the Executive’s employment for any reason, the Executive shall not solicit any customer of the Corporation in connection with engaging in a business competing with or similar to that of the Corporation as conducted as of the date of this Agreement, including but not limited to, delivering services or products to unattended retail locations, and including any production, promotion, marketing, or sales activities relating thereto, and including any production, promotion, marketing, or sales activities. For all purposes of this paragraph, references to the Corporation shall mean and include any affiliate (as such term is defined in Rule 144 under the Securities Act of 1933, as amended) of the Corporation, whether on the date of this Agreement or in the future, including but not limited to, Cantaloupe Systems, Inc.

(d)          During his employment with the Corporation and thereafter, Executive will not make or authorize anyone else to make on Executive’s behalf any disparaging or untruthful remarks or statements, whether oral or written, about the Corporation, its operations or its products, services, affiliates, officers, directors, employees, or agents, or issue any communication that reflects adversely on or encourages any adverse action against the Corporation.  Executive will not make any direct or indirect written or oral statements to the press, television, radio or other media or other external persons or entities concerning any matters pertaining to the business and affairs of the Corporation, its affiliates or any of its officers or directors. The Corporation agrees not to make, and shall direct its directors and executive officers not to make on its behalf, any disparaging or untruthful remarks or statements, whether oral or written, about Executive, including comments to the press, television, radio, or other media or other external persons or entities.

10.	INJUNCTIVE RELIEF

The Executive acknowledges and agrees that it would be difficult to fully compensate the Corporation for damages resulting from the breach or threatened breach of the covenants set forth in Sections 8 and 9 of this Agreement and accordingly agrees that the Corporation shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the need to post any bond, to enforce such provisions in any action or proceeding instituted in the United States District Court for the Eastern District of Pennsylvania or in any court in the State of Pennsylvania having subject matter jurisdiction.  This provision with respect to injunctive relief shall not, however, diminish the Corporation’s right to claim and recover damages.

11.	NOTICES

All notices or communications hereunder shall be in writing and sent by overnight courier, certified mail, or registered mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as such party may designate in writing from time to time):

If to the Corporation:

USA Technologies, Inc.
100 Deerfield Lane, Suite 300
 Malvern, Pennsylvania
Attention:  General Counsel

If to the Executive, at the address on file with the Corporation’s Human Resources department.

The actual date of mailing, as shown by a mailing receipt therefor, shall determine the time at which notice was given.

12.	SEPARABILITY

If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of the Executive, no such provision of this Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.

13.	ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Corporation, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by the Executive.  The obligations of the Corporation under this Agreement shall also be legally binding on any successor to the Corporation.

14.	ENTIRE AGREEMENT

This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Corporation and the Executive (including the Prior Employment Agreement).  The Agreement may be amended at any time by mutual written agreement of the parties hereto.

15.	GOVERNING LAW AND ARBITRATION

This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Pennsylvania, without regard to principles of conflicts of laws.

Any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association located in Philadelphia, Pennsylvania and shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes. Any arbitral award determination shall be final and binding upon the parties. Judgment may be entered in any court having jurisdiction. Notwithstanding the foregoing, the Corporation shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Sections 8 or 9 hereof.

16.	SURVIVAL

Subject to any limits on applicability contained therein, Sections 8 through 10 and Section 15 and this Section 16 shall survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed, and the Executive has hereunto set his hand, as of the day and year first above written.

USA TECHNOLOGIES, INC.

By:	/s/ William J. Schoch
Name:	William J. Schoch
Title:	Director

EXECUTIVE

/s/ Donald W. Layden, Jr.
Donald W. Layden, Jr.